RESOLUTION OF THE BOARD OF DIRECTORS
OF
ADM Endeavors, Inc.

The undersigned constituting all of the members of the Board of Directors of ADM Endeavors, Inc., this 8th day of January 2020, hereby adopt the following resolution by written consent effective immediately:

WHEREAS, the Board of Directors having obtained a MAJORITY SHAREHOLDER CONSENT (See attached), do hereby agree that it is in our Company's best interest due to geographic focus, to discontinue any business association with ADM Enterprises, LLC, (ND), which was acquired as a wholly owned subsidiary of the Company through the actions of a Share Exchange Agreement dated July 1, 2008. The intent of this Board action is to effectively unwind the agreement dated July 1, 2008 between the Company and ADM Enterprises, LLC, (ND). The Board believes that the Company and its' Shareholders have derived no economic benefit from the Company's association with ADM Enterprises, LLC, (ND) and that the Company and the Shareholders would not derive any benefits from continuing the relationship. Management believes that this action will allow the Company to pursue other ventures that could financially benefit the Company and its' Shareholders. ADM Enterprises, LLC, (ND), and its' Principles will retain ownership of all of ADM Enterprises, LLC, (ND), assets, as well as, retaining responsibility for all of ADM Enterprises, LLC, (ND), liabilities. This corporate action effectively unwinds the actions of the Share Exchange Agreement dated July 1, 2008 between the Companies, and EFFECTIVE as of January 1, 2020, ADM Enterprises, LLC, (ND), is no longer a wholly owned subsidiary of the Company.

RESOLVED, by The Board of Directors and by Majority Shareholder Consent, the Company hereby approves and adopts, with such changes as the appropriate officers of the Company shall deem necessary to discontinue any business association with ADM Enterprises, LLC, (ND), which was acquired as a Wholly Owned Subsidiary through the actions of a Share Exchange Agreement dated July 1, 2008. The intent of this Board action is to effectively unwind the agreement dated July 1, 2008 between the Company and ADM Enterprises, LLC, (ND). The Board believes that the Company and the Shareholders have derived no economic benefit from the Company's association with ADM Enterprises, LLC, (ND), and that the Company and the Shareholders would not derive any benefits from continuing the relationship. Management believes that this action will allow the Company to pursue other ventures that could financially benefit the Company and its' Shareholders. ADM Enterprises, LLC, (ND) and its' Principles retain ownership of all of ADM Enterprises, LLC, (ND) assets, as well as, retaining responsibility for all of ADM Enterprises, LLC, (ND) liabilities. This corporate action effectively unwinds the actions of the Share Exchange Agreement dated July 1, 2008 between the Companies, and EFFECTIVE as of January 1, 2020 ADM Enterprises, LLC, (ND) is no longer a wholly owned subsidiary of the Company.

RESOLVED FURTHER, that the appropriate officers of the Company are authorized, empowered and directed, in the name and on behalf of the Company, to execute and deliver all such documents, schedules, instruments and certificates, to make all such payments or perform all such acts and things, and to execute and deliver all such other documents as may be necessary from time to time in order to carry out the purpose and intent of this Resolution of the Board of Directors; and that all of the acts and doings of any such officers that are consistent with the purpose of this resolution are hereby authorized, approved, ratified and confirmed in all respects.

*MAJORITY SHAREHOLDER CONSENT (See attached),

Ardell D. Mees

Ardell D. Mees, CEO/Dir

Marc Johnson

Marc Johnson, COO/Sec/Dir

Andreana McKelvey

Andreana McKelvey
Director